[FORM OF PRESS RELEASE]


          CONTACT:

          Financial Community                Press
          Michelle Davis                     Louise Goodman
          Manager of Investor Relations      (212) 584-4083
          (212) 584-4053                     Igoodman@weii.com


                    WINSTAR ADOPTS STOCKHOLDER RIGHTS PLAN


NEW YORK -- JULY 2, 1997, WINSTAR COMMUNICATIONS, INC. (NASDAQ -- WCII) announced today that its Board of Directors adopted a Stockholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one right for each share of common stock held as of the close of business on July 14, 1997. The rights are not currently exercisable and only become exercisable under certain circumstances.

The rights are designed to guard against partial tender offers and other abusive tactics that might be used in an attempt to gain control of the company without paying all stockholders a fair price for their shares. The rights plan will not prevent a takeover of the company, but is designed to deter coercive takeover tactics and to encourage anyone attempting to acquire the company to first negotiate with the board.

"We believe our stock price does not adequately reflect the value of our spectrum assets and our national local telecommunications infrastructure," explained William J. Rouhana, Jr., Chairman and Chief Executive Officer, WinStar Communications, Inc. "We are concerned because we believe there is a greater awareness of our company's value among other industry players than among investors. We have adopted this stockholder rights plan in order to be in a position to protect our stockholders from being disadvantaged by this disparity. Stockholder rights plans do not stop unsolicited offers or prevent takeovers, but they do provide companies with a better ability to manage the process and negotiate fair deals for all stockholders."

Each right will entitle stockholders to buy one one-thousandth of a share of Series B preferred stock of the Company at an exercise price of $70. Each one one-thousandth of a share of Series B preferred stock will be economically equivalent to one share of the company's common stock. The rights will be exercisable only if certain persons or groups acquire beneficial ownership of 10% or more of the company's outstanding common stock or commence a tender or exchange offer upon consummation of which such persons or groups would beneficially own 10% or more of the company's outstanding common stock. WinStar will generally be entitled to redeem the rights at any time until the 10th day following public announcement that a person or group has acquired 10% or more of the company's common stock. Certain additional provisions of the stockholder rights plan will be outlined in a letter that will be mailed to all stockholders.



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WinStar Communications, Inc. is a national local communications company serving business customers, long distance carriers, fiber-based competitive access providers, mobile communications companies, local telephone companies, and other customers with broadband local communications needs. The company provides its Wireless Fiber(SM) services using its licenses in the 38 GHz spectrum. The company also provides long distance and various information services and entertainment content.

Certain of the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the company's SEC reports, including the 10-K for the period ended December 31, 1996 and the 10-Q for the period ending March 31, 1997.

Wireless Fiber is a service mark of WinStar Communications, Inc.